Exhibit 99.4

NEWS RELEASE
Contact:  Carol L. Cox
          (713) 968-2714


                         UNION TEXAS PETROLEUM ANNOUNCES
                            STOCK REPURCHASE PROGRAM


         Houston, October 25, 1996 -- Union Texas Petroleum Holdings, Inc. (NYSE: UTH) today announced that its Board of Directors has authorized the repurchase of up to 2 million shares of the company's common stock. This stock repurchase program is in addition to a stock buyback program that was initiated in 1994.
         Union Texas recently reported that it had repurchased a total of 1,046,700 shares of its common stock during the first nine months of 1996 under the 1994 stock repurchase program; there are 398,764 shares remaining to be repurchased under the 1994 program.
         "We believe our common  stock  continues  to be  undervalued  given our potential to grow our business. Union Texas' excellent leverage to oil prices continues to generate free cash flow, making stock repurchases a valuable tool for building shareholder value," said Chairman and CEO John Whitmire. "The repurchase of our shares represents an attractive investment opportunity for Union Texas."
         The repurchased stock will be used for general corporate purposes, including fulfilling employee benefit program obligations. The stock repurchases generally
                                     -more-
will be made in the open market, Union Texas said. The Board will periodically review the stock repurchase program, and continuation of the program will depend upon the company's financial condition, stock price, economic factors and other considerations.
          One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.
          This news  release  contains  forward-looking  statements  within  the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.
                                      # # #